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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                           LASALLE HOTEL PROPERTIES
--------------------------------------------------------------------------------
                               (Name of Issuer)


             7.25% SERIES G CUMULATIVE REDEEMABLE PREFERRED SHARES
                    OF BENEFICIAL INTEREST, PAR VALUE $0.01
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   517942603
--------------------------------------------------------------------------------
                                (CUSIP Number)


                                 May 14, 2010
--------------------------------------------------------------------------------
            (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [_] Rule 13d-1(d)

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 CUSIP NO.                                                        PAGE 2 OF 5

 ------------------------------------------------------------------------------
  1. NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
     ONLY)


     Public Sector Pension Investment Board
     SS or IRS ID Number: Not Applicable
 ------------------------------------------------------------------------------
  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [_]
     N/A
 ------------------------------------------------------------------------------
  3. S.E.C. USE ONLY


 ------------------------------------------------------------------------------
  4. CITIZENSHIP OR PLACE OR ORGANIZATION


     Canada
 ------------------------------------------------------------------------------
               5.  SOLE VOTING POWER


                  0
 NUMBER OF    -----------------------------------------------------------------
   SHARES      6.  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH          0
 REPORTING    -----------------------------------------------------------------
   PERSON      7.  SOLE DISPOSITIVE POWER
    WITH

                  0
              -----------------------------------------------------------------
               8.  SHARED DISPOSITIVE POWER


                  0
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


    0
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


    [_]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


    0%*
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON


    CO
-------------------------------------------------------------------------------

--------
* Based upon 6,348,888 Series G Shares outstanding on July 22, 2009, as disclosed by LaSalle Hotel Properties in its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on July 22, 2009.

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 CUSIP NO.                                                        PAGE 3 OF 5

ITEM 1(A)NAME OF ISSUER: LaSalle Hotel Properties

ITEM 1(B)ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814

ITEM 2(A)NAME OF PERSON FILING: Public Sector Pension Investment Board

ITEM 2(B)ADDRESS OF PRINCIPAL BUSINESS OR, IF NONE, RESIDENCE: 1250 Rene Levesque Boulevard West, Suite 900, Montreal, Quebec H3B 4W8

ITEM 2(C)CITIZENSHIP: Canada

ITEM 2(D)TITLE OF CLASS OF SECURITIES: 7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 (the "Series G Shares"), of the Issuer. Neither the filing of this Schedule 13G nor anything contained in this Schedule 13G shall be deemed to be an admission or acknowledgment that the Series G Shares constitute a class of "equity securities" for purposes of Section 13(d) of the Securities Act of 1934, as amended, or the rules of the U.S. Securities and Exchange Commission thereunder.

ITEM 2(E)CUSIP NUMBER: 517942603

ITEM 3  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:


    (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act;

    (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

    (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
             Act;

    (d) [_] Investment company registered under Section 8 of the Investment Company Act;

    (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c )(14) of the Investment Company Act;

    (j) [X]  A non-U.S. institution in accordance with
             (S)240.13d-1(b)(1)(ii)(J);

    (k) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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 CUSIP NO.                                                        PAGE 4 OF 5

        IF FILING AS A NON-U.S. INSTITUTION IN ACCORDANCE WITH
        (S)240.13D-1(B)(1)(II)(J), PLEASE SPECIFY THE TYPE OF INSTITUTION:

ITEM 4  OWNERSHIP

     (a) Amount beneficially owned: 843,365

     (b) Percent of Class: 13.3%

     (c) Number of shares as to which such person has:

         (i) Sole power to vote or direct the vote: 843,365

         (ii)Shared power to vote or to direct the vote: 0

        (iii)Sole power to dispose or to direct the disposition: 843,365

         (iv)Shared power to dispose or to direct the disposition: 0

ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

   Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

   Not Applicable

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

   Not Applicable

ITEM 9  NOTICE OF DISSOLUTION OF GROUP

   Not Applicable

ITEM 10 CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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 CUSIP NO.                                                        PAGE 5 OF 5

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 14, 2010

                                     PUBLIC SECTION PENSION INVESTMENT BOARD

                                     By:  /s/ Neil Cunningham
                                          --------------------------------------
                                          Name:   Neil Cunningham
                                          Title:  First Vice President, Real
                                                  Estate Investments

                                     By:  /s/ France-Anne Fortin
                                          --------------------------------------
                                          Name:   France-Anne Fortin
                                          Title:  Vice President, Internal
                                                  Audit & Compliance